THE INVESTOR RELATIONS GROUP INC.

LETTER OF AGREEMENT

Date: May 2nd, 2012

Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which IRG, LLC. (IRG) agrees to provide Orgenesis Inc. (the "Company") a comprehensive corporate public relations program. These services may include, but are not limited to all items listed in "Addendum A." The Company represents and warrants that it will provide on a timely basis any information requested by IRG which is necessary to perform such services and further represents and warrants that such information shall be accurate.

Section 2. Engagement Period. Unless sooner terminated as provided herein, the term of this agreement (the "Engagement Period") shall commence on or before May 2nd, 2012 and shall continue for a period of six (6) calendar months. Following expiration of the initial Engagement Period, this agreement may be renewed for successive Engagement Periods of 12 months by agreement of the parties. The Company represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the nature of its activities requires such qualification. The Company further represents to IRG: (1) that it has full power and authority to carry on its business as presently or proposed to be conducted and to enter into and perform its obligations under this Agreement; (2) that this Agreement has been duly authorized by all necessary corporate actions; and (3) that this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforcement may be limited by bankruptcy, creditors' rights laws or general principles of equity).

Section 3. Fees. (a) The Company shall pay to IRG for its services hereunder a maintenance fee (the "Maintenance Fee") of $5,000 per month beginning May 7th, 2012; *provided*, that the amount of such Maintenance Fee shall be subject to change by the mutual agreement of the parties at any time after expiration of the initial twelve (12) month Engagement Period . Maintenance Fees shall be payable on or before the 1st day of each calendar month which occurs during the Engagement Period. In the event that a partial month shall occur during the Engagement Period, then the amount of the maintenance Fee for such month shall be prorated based upon the number of days in such month that occur during the Engagement Period. If the Company does not pay its Maintenance Fee and any other recurring charges on or before the 10th day of each month, the Company will immediately be assessed and charged a 10% late fee.

Section 4. Expenses. In addition to all other fees payable to IRG hereunder, the Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. These out-of-pocket expenses shall include, but are not limited to: telephone, photocopying, postage, messenger service, clipping service, information retrieval service and IRG wire (for emails). No individual expenses over $100 will be expended without first obtaining approval from the Company. The Company agrees to remit $3,500 by check or in

immediately available funds to be placed on deposit with IRG and credited to the Company against expenses incurred. The balance of said deposit is fully refundable should the program terminate. A running invoice will be maintained of all expenses incurred and will be submitted to the Company each month. Additionally, the Company shall establish an account with an established wire service for the release of press releases and media releases and an account with a printing service for the production of all of the Company's printed investor and media relations material. IRG shall have access to the wire service account for the release of press and media releases and IRG shall have access to the printing service account in order to direct the work necessary to maintain the company's investor and media information kits. It will be the responsibility of the Company to pay all associated bills from both the wire service account and the printing service account. These costs will not be included on IRG's monthly running invoice and are not the responsibility of IRG. Finally, in addition to the fees discussed above, the Company is responsible for paying all bills associated with meals arranged around road shows to include business breakfasts, broker lunches and dinners. Such meals will be arranged in order to minimize the costs associated with each. When a broker lunch scheduled, IRG will arrange for the lunch at minimum cost to the Company. We have special prices arranged at several restaurants in order to minimize those costs and there will be no alcohol served at these events.

Section 5. Indemnification. Each of the Company and IRG agrees to defend, indemnify and hold the other and its respective affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) which arise solely from the Company's or IRG's (as the case may be) breach of its obligations hereunder or any representation or warranty made by it herein. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 6. Termination of Agreement. (a) Subject to paragraph (b) below, either party may terminate this Agreement and IRG's engagement hereunder, with or without cause, immediately upon written notice given to the other party at any time during the Engagement Period hereunder. In such event, all compensation accrued to IRG prior to such cancellation, whether in the form of Maintenance Fees, reimbursement for expenses or otherwise, will become due and payable immediately upon such termination and IRG shall be relieved of any and all further obligation to provide any services hereunder.

(b) Notwithstanding anything to the contrary herein contained, the obligations of the parties under Sections 4, 6 and 7, and the provisions of Sections 9 and 10, and shall survive any termination or breach of this agreement by either party.

(c) Return of Property Upon Termination of Engagement. Upon termination of IRG's services under this Agreement, IRG shall return to the Company all tangible personal property owned by the Company and in IRG's possession or control (other than such Information and

property that IRG deems in good faith to be necessary to retain for potential or actual litigation or purposes of governmental investigations).

Section 7. Solicitation of Employees. (a) During the term of this agreement, and for a period of two years after the termination of this agreement, neither party shall, directly or indirectly: (1) influence or attempt to influence any employee of the other party to leave such party's employ; (2) agree to aid any competitor or customer of the other party in any attempt to hire any person who was employed by the other party within the previous two year period; or (3) solicit or induce any person who was employed by the other party within the previous two-year period to become employed by the Company. Each party acknowledges that the restrictions in this Section 7 are reasonable and necessary for the protection of the other party's business. This clause is not intended to restrict the individual right of employment but rather is intended to preserve the contemplated business arrangement and to prevent the parties from actively recruiting the employees of the opposite party.

(b) Each party hereby acknowledges and agrees that a breach by it of the restrictions set forth in paragraph (a) above would cause irreparable harm to the other party for which money damages alone would be inadequate. Accordingly, each party hereby agrees that in such event the other party shall be entitled to seek an injunction or other equitable remedy in addition to any other remedies available to it at law.

Section 8. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 9. Consent to Jurisdiction. This agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. The parties further consent to the exclusive jurisdiction of the State and Federal courts located within the City, County and State of New York to resolve any dispute arising under this Agreement, and waive any defense to such jurisdiction based upon inconvenient forum.

Section 10. Other Services. If the Company desires additional services not provided for in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 11. Entire Agreement. This letter agreement contains the entire agreement of the Company and IRG, and supersedes any and all prior discussions and agreements, whether oral or written, with respect to the matters addressed herein.

Section 12. Counterparts. This letter agreement may executed in two or more counterparts, each of which shall be considered an original and all of which, taken together, shall be considered as one and the same instrument.

Section 13. Confidentiality: Use of Information. The Company will furnish (or will use reasonable efforts to cause its counsel and other third parties to furnish) to IRG accurate and complete information as may be necessary or appropriate for purposes of performing services under this Agreement (the "Information"). Company recognizes and confirms that IRG assumes no responsibility for the accuracy and completeness of the Information (including information available from generally recognized public sources) and will be using and relying upon the Information (and information available from generally recognized public sources) without assuming responsibility for independent verification or independent evaluation of any of the assets or liabilities (contingent or otherwise), business, prospects or other Information of or relating to the Company or any third party. IRG agrees to use reasonable commercial efforts to preserve the confidentiality of any confidential information disclosed by the Company to IRG, except for such disclosure as may be required by court order, subpoena or other judicial process. IRG shall use reasonable commercial efforts to accurately disseminate Information provided to it by the Company. IRG assumes full and complete responsibility and liability only for the means and methods of dissemination of the financial and other Information furnished to it by the Company, but shall not be responsible for the content provided to it by the Company.

(b) If IRG or any of its representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Information or other materials in its possession, it shall provide the Company with notice of any such request or requirement so that the Company may seek a protective order, confidential treatment or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, IRG or any of its representatives may nonetheless, upon the advice of its outside counsel, legally compelled to disclose Information or materials to any tribunal, commission, board, exchange, market or governmental agency or else stand liable for contempt or suffer other censure or financial penalty, IRG or its representative may, without liability hereunder, disclose to such requester the Information or materials which such counsel advises it that IRG is legally required to be disclosed.

(c) IRG acknowledges that it is an offence to trade in the securities of the Company while in possession of material information regarding the Company that has not been publicly disclosed by the Company, or to disclose such information to any third parties, and agrees not to do so. IRG agrees to comply with the terms of any insider trading policy adopted by the Company from time to time.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to The Investor Relations Group Inc., 11 Stone Street, 3rd Floor, New York, NY 10004, Attention: Dian Griesel, President & CEO.

Very truly yours,

[signature]

Dian Griesel
Founder, President and CEO
The Investor Relations Group, Inc.

ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

By: [signature]

Name: Jacob BenArie
Title: C.E.O Orgenesis Inc.

ADDENDUM "A"

In one comprehensive program IRG covers public relations needs from the "corporate communications" perspective. Our program includes all of the following:

PUBLIC RELATIONS:

- Weekly update reports
- Unique news pieces and media pitches originated and written by our award-winning, well-published editorial staff (approximately twenty+ pieces per year)—above and beyond writing normal "material" news announcements.
- Ghost-written/bylined white papers and other high-level trade articles written by our staff PhDs (one minimum per year) then placed in key pharmaceutical trades.
- Corporate, product, and technology related stories placed in targeted trade publications to build sales and partnerships.
- National and regional trend pieces written and placed in leading magazines and newspapers.
- Syndication stories and feature feeds to more than sixteen thousand newspaper and other print editors nationwide.
- Original "feature-feed" stories tying your company's product or service to trends and national/world events.
- Comprehensive Social Media Outreach: Leveraging of IRG's strong presence, understanding and growing following across the major social media networks (Twitter with 48,000+ followers, Facebook with 9,500+ followers, Google Buzz, Flickr, Friendfeed, etc.)
- Dissemination of your news through your own specialized webpage on our website, IRGnews.com, and through our: social networks, weekly newsletters, RSS Feeds and proprietary e-mail lists of uniquely targeted audience.
- On-camera media training.
- Production of your own 2-3 minute CEO interview / corporate video filmed and edited at our studios.
- Webinars and Podcasts
- Profiles written of CEOs and other top company officers / management.
- Headshots taken at our studios.
- Crisis management plans.
- Discounted clipping services — to document media coverage.